UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2005

GREENE COUNTY BANCSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	0-14289	62-1222567
(State or Other Jurisdiction of Incorporation)	(CommissionFile Number)	(I.R.S. Employer Identification No.)

100 North Main Street	37743-4992
Greeneville, Tennessee	(Zip Code)
(Address of Principal Executive Offices)

(423) 639-5111
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry Into a Material Definitive Agreement

On August 30, 2005, Greene County Bancshares, Inc., a Tennessee corporation (the "Company") entered into and became obligated under a Revolving Credit Agreement (the "Credit Agreement") by and between the Company and SunTrust Bank ("SunTrust") pursuant to which SunTrust has agreed to loan the Company up to $35,000,000, with such maximum amount available under the Credit Agreement being reduced to $15,000,000 after November 30, 2005 (the "Loan").

SunTrust's obligation to make the Loan to the Company terminates on August 29, 2006, unless the Loan is extended or earlier terminated, in accordance with the terms of the Credit Agreement. Advances under the Loan will bear interest, at our discretion, at a rate of one, two, three or six month LIBOR plus 1.75% per annum from August 30, 2005 to November 30, 2005 and at a rate of one, two, three or six month LIBOR plus 1.25% per annum from November 30, 2005 to the end of the Loan's term.

The Company also must pay SunTrust a commitment fee equal to 0.15% per annum on the average daily amount of the Loan that has not been borrowed by the Company.

The Credit Agreement contains customary representations and warranties as well as certain restrictions on the Company's activities during the term of the Loan, including, among other things, the Company's, and its subsidiaries', ability to incur additional indebtedness that is not subordinate to the Loan or that is not indebtedness to the Federal Reserve Board or the Federal Home Loan Bank. The terms of the Credit Agreement also prohibit the Company from allowing certain liens to be placed on the Company's, or its subsidiaries', assets or from entering into certain business combination transactions. In addition to these restrictive covenants, the Credit Agreement contains certain financial covenants that require the Company and the Company's wholly owned subsidiary Greene County Bank (the "Bank") to, among other things, (i) maintain a ratio of tangible net worth to total tangible assets of at least 4.5% from August 30, 2005 to November 30, 2005 and of at least 6.5% thereafter; (ii) achieve a return on total average assets of not less than 0.80% for each fiscal quarter and the previous three fiscal quarters; (iii) keep its ratio of nonperforming assets to total loans and other real estate owned below 1.75%; and (iv) achieve certain capital ratios.

The Credit Agreement contains customary events of default including:
●	payment defaults;

●	bankruptcy and insolvency;

●	failure by the Company to perform any covenant in the Credit Agreement after any applicable cure period;

●	failure by the Company to timely pay other indebtedness in excess of $5 million;

●	a change in control of the Company; or

●
the entering into by the Company or certain subsidiaries of a written agreement with any governmental authority having regulatory authority over the Company that requires the payment of in excess of $5 million.

The Loan is secured by SunTrust's lien and security interest in all of the outstanding common stock of the Bank pursuant to the terms of a Security Agreement entered into by and between the Company and SunTrust dated as of August 30, 2005.

SunTrust's obligation to make any Loan under the Credit Agreement is subject to customary conditions precedent including, among others, the following:

●	that no event of default shall exist;

●	the accuracy of the representations and warranties made by the Company in the Credit Agreement; and

●
the absence of any change that has had or would reasonably be expected to have a material adverse effect on (i) the Company's, and its subsidiaries', business, results of operations or financial condition; (ii) the ability of the Company to perform its obligations under the Credit Agreement; (iii) the rights or remedies of SunTrust under the Credit Agreement or any of the documents related to the Loan; or (iv) the legality, validity or enforceability of the documents related to the Loan.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference herein as if fully set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENE COUNTY BANCSHARES, INC.

Date: September 6, 2005	By:	/s/ William F. Richmond
William F. Richmond
Senior Vice President, Chief Financial Officer and Assistant Secretary (Duly Authorized Representative)